Exhibit 99.1
Rogers Appoints Laura Russell as Chief Financial Officer
Chandler, Arizona, December 10, 2024: Rogers Corporation (NYSE: ROG) (“Rogers”) announced today that Laura Russell has been appointed to serve as the Company’s new Senior Vice President, Chief Financial Officer and Treasurer effective December 10.
“Since taking over as interim CFO in August, Laura has proven to be an invaluable addition to Rogers’ senior executive team,” said Colin Gouveia, Rogers' President and CEO. “She has demonstrated outstanding leadership of critical finance functions and has already made significant contributions. Laura brings extensive business and financial expertise from leading companies, which will be a tremendous asset to Rogers as we continue to execute our strategic objectives.”
Ms. Russell, age 49, joined Rogers in September 2023 as Vice President of Finance and served in that capacity until her appointment as interim CFO in August 2024. Prior to joining the Company, from July 2021 to September 2023, Ms. Russell served as the Vice President of Finance, Operations for Wolfspeed. From December 2015 to July 2021, Ms. Russell was the Vice President of Finance for the Radio Products business of NXP Semiconductors (“NXP”). Prior to NXP, from 1997 to December 2015, Ms. Russell served in multiple roles with Motorola and Freescale Semiconductors (later acquired by NXP). Ms. Russell earned her BA in Business Economics from the University of the West of Scotland and is a member of the Chartered Institute of Management Accountants.
About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect and connect our world. Rogers delivers innovative solutions to help our customers solve their toughest material challenges. Rogers’ advanced electronic and elastomeric materials are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, industrial equipment and more. Headquartered in Chandler, Arizona, Rogers operates manufacturing facilities in the United States, Asia and Europe, with sales offices worldwide. For more information, visit www.rogerscorp.com.
Safe Harbor Statement
Statements included in this release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Rogers’ current beliefs and expectations. This release contains forward-looking statements regarding our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from those indicated by the forward-looking statements. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Exhibit 99.1
Media Contact:
Amy Kweder
Senior Director, Corporate Communications
Phone: 480.203.0058
Email: amy.kweder@rogerscorporation.com

Investor Contact:
Steve Haymore
Senior Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com